Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Freescale Semiconductor, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-147093) and Form S-4 (No. 333-141128) of Freescale Semiconductor Holdings I, Ltd. of our report dated March 10, 2008 with respect to the consolidated balance sheets of Freescale Semiconductor Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2007 and the period from December 2, 2006 through December 31, 2006, and the consolidated statements of operations, stockholders’ equity and cash flows of Freescale Semiconductor, Inc. and subsidiaries (the “Predecessor”) for the period from January 1, 2006 through December 1, 2006 and for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Freescale Semiconductor, Inc.

Our report dated March 10, 2008, contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the Company’s Parent’s acquisition of all of the outstanding stock of the Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Austin, Texas

March 10, 2008